Exhibit 10.35
SETTLEMENT AGREEMENT AND RELEASE
     This Settlement Agreement and Release (this “Settlement and Release”) is made as of this 22 day of December, 2009 by and between Louisville Gas and Electric Company (“LG&E”) and Kentucky Utilities Company (“KU”), whose common address is 220 West Main Street, Louisville, Kentucky 40202, and Armstrong Coal Company, Inc. (“Armstrong”), whose address is 407 Brown Road, Madisonville, Kentucky 42431.
RECITALS
     WHEREAS, LG&E and KU, each individually as “Buyer,” and Armstrong, as “Seller,” entered into that certain Coal Supply Agreement dated as of January 1, 2008 (Contract # J07032; herein called the “Coal Supply Agreement”). The Coal Supply Agreement has been amended by that certain Amendment No. 1 to Coal Supply Agreement dated effective as of July 1, 2008 (“Amendment No. 1”) and by that certain Amendment No. 2 to Coal Supply Agreement dated effective as of even date herewith (“Amendment No. 2”; the Coal Supply Agreement, as amended by Amendment No. 1 and by Amendment No. 2, is herein called the “Agreement”). Capitalized terms used but not defined in this Settlement and Release shall have their same respective meanings as in the Agreement;
     WHEREAS, pursuant to certain communications among the parties (including, without limitation, pursuant to that certain letter dated September 9, 2009 to Caryl Pfeiffer from Martin D. Wilson; herein the “September 9 Letter”),

Armstrong has asserted a claim under Section 10.2 of the Agreement. In connection with such claim, Armstrong set forth a proposed “corrective action” in the aforementioned September 9 Letter. Armstrong also asserted in the September 9 Letter that the Agreement would terminate 60 days from the date of the letter if an agreement was not reached among the parties with respect to a corrective action.
     WHEREAS, LG&E and KU have questioned whether all or part of the requirements of Section 10.2 were met, including whether Armstrong properly followed the procedures. Also, LG&E and KU have asserted that the termination notice given by Armstrong is invalid and that the scope of the corrective action proposed in the September 9 Letter does not appear to be appropriate; and
     WHEREAS, the parties desire to enter into this Settlement and Release in order to resolve this dispute without the need for litigation.
     NOW THEREFORE, in consideration of the benefits to each party to be derived herefrom, and subject to the terms, conditions, covenants and promises set forth in this Settlement and Release, the parties agree as follows:
SECTION I — SETTLEMENT TERMS
     1.1 — Payment. In addition to the Base Price paid to Armstrong under the Agreement, each month during the Section 10.2 Settlement Payment Period (as hereinafter defined) only, LG&E and KU shall pay to Armstrong an amount equal to $3.29 per ton of coal delivered in that month pursuant to the Agreement at the

Barge Delivery Point or Rail Delivery Point, as applicable. LG&E and KU shall pay to Armstrong any retroactive amounts (i.e. amounts with respect to the period beginning on September 1, 2009 and ending on the date hereof) in a lump sum on the next scheduled payment date (as set forth in the Agreement) following the execution of this Settlement and Release.
     For purposes of this Settlement and Release, the following terms shall have the corresponding meanings as set forth below:
     “Section 10.2 Settlement Payment Period” shall mean the time period beginning on September 1, 2009, continuing month to month thereafter, and ending on the Section 10.2 Settlement Payment Termination Date.
     “Section 10.2 Settlement Payment Termination Date” shall mean the earlier of (i) the date the Agreement terminates or expires, and (ii) the date which is three months following the Mine Permit Date.
     “Mine Permit Date” shall mean the last day of the month in which Armstrong has obtained the last of all of the following permits: the surface mining permit from the Kentucky Division of Mine Permits, the Section 404 permit from the Army Corps. of Engineers, the Section 401 Water Quality Certification from the Kentucky Division of Water, the air permit to operate from the Kentucky Division for Air Quality and other like permits, if any, necessary to commence operations with respect to all of the following: (a) the Equality Boot mine, (b) the preparation plant and refuse disposal facility associated with the preparation plant located at Armstrong Dock and (c) the barge loading/unloading system between Equality Boot mine and Armstrong Dock. In the event the requisite permits described above with respect to the Equality Boot mine have not been obtained, but the requisite permits necessary to commence operations with respect to one of the other sources listed in the Contract (other than Big Run, Midway/East Fork and Parkway) have been obtained, then for purposes of this definition the term “Mine Permit Date” shall mean the last day of the month in which Armstrong has obtained the last of all of the requisite permits for such other source. Notwithstanding the foregoing, if requirements for the occurrence of the Mine Permit Date have been met (with respect to the Equality Boot mine or one of the other sources as provided above), but one or more of the permits necessary to commence operations, on the date which is three months following the date such requirements have been met, has been stayed, vacated, or otherwise rendered ineffective, or is being appealed or challenged pursuant to a formal proceeding, then the Mine Permit Date, for purposes of determining the Section 10.2 Settlement Payment Termination Date, shall be deemed to have not yet occurred. In such a circumstance, the Mine Permit Date shall be deemed to have occurred on the earlier of (i) the date that any such impediments are resolved such that Armstrong may commence operations with respect to such source, and (ii) the date the requisite permits are obtained with respect to another source listed in the Contract (other than Big Run, Midway/East Fork and Parkway) that is not subject to such impediments.

     1.2 — Accord and Satisfaction and Release. Each of the parties hereto agree that this Settlement and Release, including the payment to Armstrong by LG&E and KU of the amount set forth in Section 1.1 above, fully resolves, settles and is a complete accord and satisfaction of the Armstrong Section 10.2 Claim (as hereinafter defined).
     Each of LG&E and KU for itself and its successors and assigns, and for all other persons or entities claiming by, through or under each of them, hereby fully, irrevocably and forever remises, releases, acquits, waives and discharges Armstrong and its parents, subsidiaries and affiliates, and the respective members, shareholders, directors, officers, employees, agents, representatives, advisors, successors and assigns of each of them (collectively, the “Armstrong Released Parties”), of and from any and all Claims (as hereinafter defined) which LG&E or KU, as the case may be, ever had, may now have or may hereafter have against any one or more of the Armstrong Released Parties, resulting from, arising out of or in any way connected with the Armstrong Section 10.2 Claim (as hereinafter defined).
     Armstrong for itself and its successors and assigns, and for all other persons or entities claiming by, through or under Armstrong, hereby fully, irrevocably and forever remises, releases, acquits, waives and discharges each of LG&E and KU and their respective parents, subsidiaries and affiliates, and the respective members, shareholders, directors, officers, employees, agents, representatives, advisors, successors and assigns of each of them (collectively, the “LG&E/KU

Released Parties”), of and from any and all Claims (as hereinafter defined) which Armstrong ever had, may now have or may hereafter have against any one or more of the LG&E/KU Released Parties, resulting from, arising out of or in any way connected with the Armstrong Section 10.2 Claim (as hereinafter defined); provided, however, the release contained in this Section 1.2 shall not relieve LG&E and KU of the obligation to make the payment in accordance with Section 1.1 above, nor shall the releases contained in this Section 1.2 release, compromise or waive any of the parties’ other obligations to each other under the Agreement except as expressly set forth herein.
     For purposes of this Settlement and Release, the following terms shall have the corresponding meanings as set forth below:
     “Armstrong Section 10.2 Claim” shall mean any and all Claims and other rights and remedies (including, without limitation, rights to corrective actions and to termination) that Armstrong has or asserted under Section 10.2 of the Agreement as of the date hereof and as set forth in the September 9 Letter and subsequent correspondence related thereto, and any other Claims, rights and remedies arising under Section 10.2 that Armstrong knew or should have known it had or may have asserted under Section 10.2 of the Agreement as of the date hereof, including, without limitation, any and all Claims and other rights and remedies arising under Section 10.2 with respect to an adoption or reinterpretation of environmental laws, regulations, policies, and/or restrictions, or change in the

     The parties have executed the Settlement and Release as of the date or dates set forth underneath their signature below, but is effective as of the date first set forth above.

LOUISVILLE GAS AND ELECTRIC COMPANY
By:	/s/ David S. Sinclair
Name:	David S. Sinclair
Title:	VP Energy Marketing
Date:	December 18, 2009

KENTUCKY UTILITIES COMPANY
By:	/s/ David S. Sinclair
Name:	David S. Sinclair
Title:	VP Energy Marketing
Date:	December 18, 2009

ARMSTRONG COAL COMPANY, INC.
By:	/s/ Martin Wilson
Name:	Martin Wilson
Title:	President
Date:	December 22, 2009